TRUST FOR CREDIT UNIONS
FORM N-SAR
File No. 811-5407

Semi-Annual Period Ended February 29, 2016

EX-99.77D : Policies with respect to security investments.

(g) The Principal Investment Strategy of the Trust for Credit Unions Money Market Fund was amended and restated as follows:
In seeking to achieve its investment objective, the Portfolio will only invest in obligations that are authorized by the Federal Credit Union Act and the rules and regulations thereunder.

The Portfolio pursues its investment objective by investing only in "government securities," as such term is defined in or interpreted under the Investment Company Act of 1940, as amended ("the 1940 Act"). "Government securities" generally are securities issued or guaranteed by the United States or certain U.S. government agencies or instrumentalities ("U.S. Government Securities").

The Portfolio intends to be a "government money market fund," as such term is defined in or interpreted under Rule 2a-7 under the 1940 Act. "Government money market funds" are money market funds that invest at least 99.5% of their assets in cash, U.S. Government Securities, and/or repurchase agreements that are collateralized fully by cash or such securities. "Government money market funds" are exempt from requirements that permit money market funds to impose a "liquidity fee" and/or "gates." The Portfolio's securities are valued using the amortized cost method as permitted by Rule 2a-7 under the 1940 Act. Under Rule 2a-7, the Portfolio may invest only in U.S. dollar-denominated securities that are determined to present minimal credit risk and meet certain other criteria, including conditions relating to maturity, portfolio diversification, portfolio liquidity and credit quality. The Portfolio seeks to maintain a stable net asset value ("NAV") of $1.00 per share.

Pursuant to an order of the Securities and Exchange Commission ("SEC"), the Portfolio may enter into principal transactions in certain taxable money market instruments, including repurchase agreements, with Goldman, Sachs & Co. ("Goldman Sachs"), an affiliate of the Portfolio's investment adviser.